EXHIBIT 4.34

Equity Pledge Agreement

This Equity Pledge Agreement (hereinafter referred to as “this Agreement”) is entered into on November 29, 2011 in Shanghai, the People’s Republic of China (hereinafter referred to as the “PRC”) by and between the following parties:

Party A: The Pledgee hereunder

                Acorn Information Technology (Shanghai) Co., Ltd.

                The legal address: Suite 669-05, Building No. 2, 351 Guo Shoujing Road, Zhangjiang Hi-Tech Park, Shanghai

                The legal representative: Yang Dongjie

Party B: The Pledger hereunder

                Yang Dongjie

                The number of the ID card: 140106196803232637

                The domicile address: Room 301, Apt 6, Building 1, No.5 North Jia Heping Li, Chaoyang District, Beijing and

                Ge Weiguo

                The number of the ID card: 320203196607100019

                The domicile address: Room 402, No. 24, Lane 1111, Donglan Road, Minhang District, Shanghai

Party A and Party B shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

Whereas:

(1)	Party A is a wholly foreign-owned enterprise duly organized and validly existing under the laws of the People’s Republic of China, which has the status of an independent legal person and is engaged mainly in development of computer software and hardware, information technology data processing, and technology consultancy services;

(2)	Party B is Yang Dongjie and Ge Weiguo, shareholders of Beijing Acorn Trade Co., Ltd. (hereinafter referred to as “Beijing Acorn”), who hold 75% and 25% of the equity interest in Beijing Acorn, respectively;

1

(3)	Party A and Beijing Acorn entered into a certain Exclusive Technology Services Agreement (hereinafter referred to as the “Services Agreement”) on March 20, 2006, and the Parties know the contents of that agreement and have a thorough understanding of its meaning;

(4)	Party B agrees to pledge to Party A all the equity interest it holds in Beijing Acorn as security for the payment by Beijing Acorn of the fee for the services Party A shall provide under the Services Agreement;

(5)	The Parties entered into a certain Loan Agreement (hereinafter referred to as the “Loan Agreement”) on November 29, 2011 and a certain Operation and Management Agreement (hereinafter referred to as the “Management Agreement”) on November 29, 2011. Party B shall pledge all the equity interest it holds in Beijing Acorn to Party A as security for Party B’s performance of its obligations under the Loan Agreement and the Management Agreement in addition to security for the payment by Beijing Acorn of the fee for the services Party A shall provide under the Services Agreement.

In consideration of the premises as set forth above as well as the mutual undertakings as set forth below, the Parties hereby agree to the following:

Article 1	Pledge of Equity Interest

(1)	Party B agrees to pledge to Party A all the equity interest it holds in Beijing Acorn.

(2)	If Party B proposes to pledge to any third party the equity interest it holds in Beijing Acorn, it shall provide such third party with all the true information on such equity pledge and such third party shall automatically inherit all the rights and obligations thereunder.

Article 2	Delivery and Custody of the Equity Interest to Be Pledged Hereunder

(1)	Within seven business days of execution hereof, Party B shall hand over the certificates in evidence of its investment in the equity interest of Beijing Acorn and the shareholders’ register of Beijing Acorn it holds to Party A for its keeping.

(2)	During the term of the equity pledge hereunder, any income that may be derived from such equity interest shall belong to Party A.

Article 3	Party B’s Representations and Warranties

(1)	Party B has fully performed its obligation to make a capital contribution to Beijing Acorn in accordance with the Company Law of the People’s Republic of China and the articles of association of Beijing Acorn and it is the lawful owner of the equity interest to be pledged hereunder.

2

(2)	No third party shall interfere in Party A’s exercise of the pledge right hereunder.

(3)	Party A shall have the right to dispose of or transfer the equity interest to be pledged hereunder in accordance with the provisions hereof.

(4)	Apart from the pledge hereunder, Party B has not created any other pledge or encumbrance on the equity interest to be pledged hereunder.

Article 4	Party B’s Undertakings

For Party A’s benefit, Party B undertakes that, during the term hereof,

(1)	without Party A’s previous written consent, it shall not transfer the equity interest to be pledged hereunder or create any other pledge or encumbrance on such equity interest;

(2)	within seven business days of execution hereof, it shall complete the procedure for registration of this Agreement and the pledge of the equity interest hereunder with the authority in charge of industrial and commercial administration and any other competent authority with which Beijing Acorn registered its establishment;

(3)	it shall comply with all the laws and regulations applicable to the pledge of the equity interest hereunder and, within five days of receipt of any notice, order or suggestion the relevant authorities issue or make, forward such notice, order or suggestion to Party A and comply with them at Party A’s reasonable request;

(4)	If there occurs any such event as has adversely affected, or will adversely affect, Party A’s pledge right or any of Party B’s warranties or other obligations hereunder, it shall promptly notify Party A of such occurrence;

(5)	it has not taken or, without Party A’s written consent, will not take any action that will adversely affect the status of Party B’s assets, such as raising of loans, provision of security, or purchase or sale of any major assets;

(6)	none of Party B or any of its successors or representatives or any other third party will interfere in, or cause any damage to, the pledge of the equity interest to Party A hereunder; and

(7)	it will comply with and perform all of its warranties, undertakings, agreements and representations hereunder and the provisions hereof. If Party B violates, or fails fully to perform, any of the provisions hereof, Party A shall have the right to require that Party B compensate it for any losses it may suffer as a result.

3

Article 5	Realization of the Pledge Right

(1)	Without Party A’s previous written consent, Party B shall not transfer the equity interest to be pledged hereunder before Beijing Acorn has paid in full the fee for the technical services under the Services Agreement within a reasonable time limit and Party B has performed its obligations under the Loan Agreement and the Management Agreement.

(2)	Party A shall notify Party B in writing of its exercise of the pledge right hereunder;

(3)	If, during the term of the pledge hereunder, Beijing Acorn fails to pay all or part of the fee for the technical services under the Services Agreement within a reasonable time limit as specified therein or Party B fails to perform its obligations under the Loan Agreement and the Management Agreement in the time limits as specified therein, Party A shall have the priority to be compensated with the money into which the equity interest to be pledged hereunder will be converted or with the proceeds from the auction or sale of such equity interest in accordance with the provisions hereof.

(4)	Party B shall not obstruct Party A from exercising the pledge right in accordance with the provisions of the preceding paragraph. Instead, Party B shall extend active cooperation and assistance to Party A in exercising such right to ensure that it will succeed in realizing such right.

Article 6	Transfer

(1)	Without Party A’s previous consent, Party B shall have no right to transfer the rights or obligations hereunder to any third party or authorize any third party to assume the rights or obligations hereunder on its behalf.

(2)	Party A shall have the right to transfer all or part of the rights and obligations under the Services Agreement to any third party (either a natural person or legal person) at any time, in which case, such third party shall assume the rights and obligations hereunder as if it were a Party hereto. At Party A’s request, Party B shall execute an agreement and/or documents in connection with the aforesaid transfer.

Article 7	Effectiveness and Term of this Agreement

(1)	This Agreement shall formally become effective after the Parties have affixed their signatures or seals hereto. The Parties agree that this Agreement will become effective as of November 29, 2011.

(2)	The term of the pledge of the equity interest hereunder shall be 10 years, starting from the effective date hereof. The term of this Agreement shall automatically be

4

extended for 10 years upon expiration of such term, unless Party A notifies Party B in writing of its intention to terminate this Agreement in the three months prior to the expiration of the term of this Agreement.

Article 8	Liability for Breach of Contract

(1)	If any of the following events occurs, such an event shall be deemed to be a breach of this Agreement:

a.	Beijing Acorn fails to pay in full the fee for the technology services under the exclusive Services Agreement within a reasonable time limit as specified therein;

b.	Party B fails fully to perform its obligations under the Loan Agreement;

c.	Any of the representations or warranties Party B makes in Article 3 hereof proves to be inconsistent with any of the major facts or false and/or Party B is out of compliance with any of the warranties it makes in Article 3 hereof;

d.	Party B is out of compliance with any of the undertakings it makes in Article 4 hereof;

e.	Party B is in violation of any of the provisions hereof;

f.	Without Party A’s previous written consent, Party B has relinquished or transferred the equity interest that has been pledged hereunder;

g.	In the case that Party B has got any loan from a third party or provided any guaranty for a third party, is required to pay any compensation to a third party, has made an undertaking to a third party, or is under any other liability to a third party,

(i)	Party B is required to repay such loan, perform such guaranty or undertaking, pay such compensation, or discharge such liability ahead of time; or

(ii)	Party B is unable to discharge any of the aforesaid liabilities when it becomes due so that Party A believes that Party B’s capacity to perform this Agreement is adversely affected as a result;

h.	Party B is unable to repay its general debts or any other debts;

i.	Any new laws or regulations have been promulgated that have rendered this Agreement illegal or Party B unable to continue to perform its obligations hereunder;

5

j.	All the approvals, licenses, consents or authorizations of the government authorities that have made this Agreement performable and effective are revoked, terminated, have become invalid, or have been substantially modified;

k.	Any adverse change has occurred to the assets under Party B’s ownership so that Party A believes that Party B’s capacity to perform this Agreement is adversely affected as a result;

l.	The successor to, or manager of, Beijing Acorn can only perform part of the obligation to pay the fee under the Services Agreement or refuses to perform such obligation; or

m.	There occurs any other event in which Party A cannot exercise the pledge right hereunder.

(2)	As soon as Party B is informed, or has become aware, that any of the events as described in the preceding paragraph is likely to occur, it shall notify Party A in writing of such likelihood. Except as any of the breaches of contract as described in the preceding paragraph has been successfully remedied to Party A’s satisfaction, at the time of such occurrence or any time thereafter, Party A may serve a notice of such breach on Party B and dispose of the equity interest to be pledged hereunder in accordance with the provisions of Article 5 hereof.

(3)	If either Party is in breach of any of the provisions hereof, the breaching party shall be liable to the non-breaching party for breach of contract and compensate the non-breaching party for any losses it may suffer as a result of such breach. The non-breaching party may grant the breaching party a certain period of grace, in which the breaching party shall be required to remedy such breach.

(4)	If the breaching party fails to take any remedial measures within a reasonable period of grace, the non-breaching party shall have the right to terminate this Agreement and require that the breaching party compensate it for any actual losses it may suffer as a result, including but not limited to all the reasonable expenses the non-breaching party may incur in connection with the execution and performance hereof (including expenses and costs incurred in connection with the engagement of the various intermediary agencies), provided, however, that such compensation shall not exceed losses that, at the time of execution hereof, the breaching party foresaw or should have reasonably foreseen its breach hereof might cause to the other Party.

Article 9	Governing Law and Settlement of Disputes

(1)	The validity, interpretation and performance hereof and settlement of disputes hereunder shall be governed by the laws of the People’s Republic of China.

6

(2)	If any dispute arises out of the performance of this Agreement or in connection with this Agreement, the Parties shall settle such dispute through consultation. If such dispute fails to be settled though consultation within 30 days, either Party may submit it to the China International Economic and Trade Arbitration Commission in Beijing for settlement by arbitration by three arbitrators appointed by this commission in accordance with its rules. The award of the arbitration tribunal shall be final and binding on both of the Parties.

Article 10	Notices

Notices relating to this Agreement shall be delivered to the following addresses by hand or sent by facsimile or registered mail except as any of such addresses is changed by a written notice. If sent by registered mail, a notice shall be deemed given on the date indicated on the return receipt for registered mail; if delivered by hand or sent by facsimile, a notice shall be deemed given on the date it is received. If a notice is sent by facsimile to any of the following addresses, the original of such notice shall promptly be delivered by hand or sent by registered mail to such notice:

If to Acorn Information Technology (Shanghai) Co., Ltd.

The address: Suite 669-05, Building No. 2, 351 Guo Shoujing Road, Zhangjiang Hi-Tech Park, Shanghai

If to Yang Dongjie

The address: Room 301, Apt 6, Building 1, No.5 North Jia Heping Li, Chaoyang District, Beijing

If to Ge Weiguo

The address: Room 402, No. 24, Lane 1111, Donglan Road, Minhang District, Shanghai

Article 11	Miscellaneous

(1)	Within seven days after the effective date hereof, the Parties hereto shall carry out the procedure for registration of the pledge of the equity interest hereunder with the authority in charge of industrial and commercial administration (if necessary).

(2)	Expenses that may be incurred in connection with the execution and performance hereof, including but not limited to legal fees and the fee for registration of the pledge of the equity interest hereunder, shall be borne by Party B.

(3)	Neither Party shall unilaterally make any modification or amendment in this Agreement without mutual agreement of both parties.

(4)	This Agreement is executed in three originals, one of which shall be kept by each of the Parties hereto. The Parties hereto may execute duplicates of this Agreement separately when necessary.

(5)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all oral or written understandings and agreements the Parties reached with respect to such subject matter before this Agreement becomes effective. This Agreement shall not be amended without approval of Party A’s audit committee or any other independent agency under Party A’s board of directors.

7

[This is the signature page of this Agreement, which does not contain any text of this Agreement]

Acorn Information Technology (Shanghai) Co., Ltd.

The legal representative: Yang Dongjie (Signature)

Yang Dongjie (Signature)

Ge Weiguo (Signature)

8